Exhibit 99.1
Havertys Elects New Independent Director
Atlanta, Georgia, September 15, 2020 – HAVERTYS (NYSE: HVT and HVT.A) announced today that its board of directors elected Derek G. Schiller to the company’s board.
Schiller is President and Chief Executive Officer of the Atlanta Braves, a Major League Baseball Club. He has been with the Braves for 17 years and in 2018 assumed his current role of managing all business aspects of the team. Schiller sets the vision and oversees diverse operations such as corporate partnerships, ticket sales, broadcasting, licensing and merchandising, concessions, client and guest services, baseball and corporate communications, and community relations. Schiller currently serves on the boards of the Metro Atlanta Chamber of Commerce, the Atlanta Convention and Visitors Bureau, and the Atlanta Sports Council. He also serves as a member of the board of the Jack and Jill Late Stage Cancer Foundation.
The Atlanta Braves is part of the Liberty Braves Group (NASDAQ: BATRA and BATRK) which consists of Liberty Media Corporation’s wholly owned subsidiary Braves Holdings, LLC, which indirectly owns the Braves, the Braves’ stadium and associated real estate projects.
“Derek has a broad range of experience in a large, customer-focused organization and was part of the Braves’ executive leadership team that brought Truist Park and The Battery Atlanta to life,” said Clarence H. Smith, chairman, president and CEO. “His expertise and perspectives make him a terrific addition to our board.”
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, finance, and corporate secretary

SOURCE:  Havertys